                                                                      EXHIBIT 99


            INSITUFORM EXPECTS TO REPORT YEAR-END RESULTS BY MARCH 16

         Chesterfield, MO - January 27, 2005 - Insituform Technologies, Inc. (Nasdaq National Market: INSU) ("Insituform" or the "Company") today announced that it expects to report its 2004 fourth-quarter and full-year results by March 16, within the required time for filing of its Annual Report on Form 10-K.

         Insituform presently expects a fourth-quarter loss of $4.5 million, or $0.17 per diluted share, primarily reflecting losses in its tunneling segment. The Company reported a net loss of $11.0 million, or $0.41 per diluted share, for the fourth quarter of 2003. For the year ended December 31, 2004, net income is expected to be $2.7 million, or $0.10 per diluted share, as compared to $3.5 million, or $0.13 per diluted share, reported for the prior year. The fourth quarter and year-end 2004 results will be subject to completion of the ongoing assessment of the tunneling segment's results, and may be different than currently expected.

         The losses in the tunneling segment stem from worse than expected performance on a number of projects due to various issues. There were a number of expenses recorded during the fourth quarter, for which there will likely be associated claims, which may benefit future periods. Management, in concert with outside resources, is in the midst of an intensive project-by-project review of all ongoing work in the tunneling segment. The outcome of this review may cause the quarterly and year-end results to be different than the estimates reported above.

         Effective immediately and for the foreseeable future, Thomas W. Vaughn, the Company's Senior Vice President and Chief Operating Officer, will be located at the headquarters of the Company's tunneling operation and will have direct responsibility for all aspects of the tunneling operation. Mr. Vaughn also will coordinate the ongoing assessment of all current tunneling projects. The Company expects that with certain operational improvements and intensive senior management oversight, this segment will begin to return to expected levels of profitability later in 2005.

         During the fourth quarter, the Company's core rehabilitation and Tite Liner(R) ("Tite Liner") segments performed well. The following table outlines the expected results for these two segments:


                             For the Three Months            For the Year
                               Ended December 31,         Ended December 31,
($ in thousands)                2004         2003          2004        2003
Revenue
     Rehabilitation         $106,230     $ 90,983      $409,408     $366,690
     Tite Liner                5,629        5,364        24,462       20,562


Gross Profit
     Rehabilitation         $ 23,558     $ 13,736      $ 94,556     $ 84,215
     Tite Liner                1,750        1,746         8,322        6,497

Operating Income (Loss)
     Rehabilitation         $  2,983     $ (8,028)     $ 17,383     $ 14,465
     Tite Liner                  642          714         4,254        3,170

         Due to the fourth-quarter results, Insituform expects to be in violation of certain of its debt covenants in the second quarter of 2005. Management will start immediately to work with its lenders to achieve a resolution prior to releasing its results and publishing its 2004 financial statements. The desired resolution would include getting the appropriate amendments to its existing covenants. In the event the Company is unable to negotiate appropriate amendments to its existing covenants, the Company would be required to seek other financing at that time, which could include, among other things, the issuance of stock, a new credit facility or the issuance of other debt or equity instruments. While the Company believes it remains creditworthy, there can be no assurance that the Company will be able to negotiate appropriate amendments with its lenders or that it would be able to obtain such new financing.

         As of December 31, 2004, the Company had a total unrestricted cash and equivalents balance of $93.2 million, compared to $77.7 million at September 30, 2004 and $93.9 million at December 31, 2003. This position was achieved after $35.2 million in capital expenditures and $19.0 million in debt repayments in 2004. The Company also received $9.1 million in tax refunds and $3.6 million from the exercise of stock options during the year. The Company expects to use these funds for a variety of purposes including working capital to fund growth, capital and operating expenses, research and development of new products, development of new markets and potential acquisitions.

         In accordance with the practice adopted by an increasing number of publicly held companies, the Company expects that its future annual earnings will be released concurrent with the filing of its Annual Report on Form 10-K.

         Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption. More information about Insituform can be found on its Internet site at www.insituform.com.

         This news release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors which could affect results include, among others, the competitive environment for Insituform's products and services, the geographical distribution and mix of Insituform's work, completion of an ongoing assessment of the results of its tunneling operations, achievement of amendments to, and/or waivers of financial covenants in, the Company's credit agreements and other factors set forth in reports and documents filed by Insituform with the Securities and Exchange Commission from time to time. Insituform does not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

CONTACT: Insituform Technologies, Inc.
         Christian G. Farman, Senior Vice President and CFO
         (636) 530-8000